Exhibit (a)(3)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING LIMITED PARTNERSHIP UNITS
OF
REEVES TELECOM LIMITED PARTNERSHIP
AT
$1.50 NET PER UNIT
BY
REEVES TELECOM ACQUISITION CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN
DAYLIGHT TIME, ON FRIDAY, JULY 14, 2006, UNLESS THE OFFER IS EXTENDED

June 14, 2006

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 14, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to an offer by Reeves Telecom Acquisition Corp., a Delaware corporation (the “Purchaser”), to purchase any and all outstanding limited partnership units (the “Units”) of Reeves Telecom Limited Partnership, a South Carolina limited partnership (the “Partnership”), at a purchase price of $1.50 per Unit, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. Holders of Units whose certificates for such Units (the “Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to Mellon Investor Services LLC (the “Depositary”) or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Units according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

This material is being forwarded to you as the beneficial owner of Units carried by us in your account but not registered in your name.

We are the holder of record of Units (or unexchanged shares of common stock of Reeves Telecom Corp., the Partnership’s predecessor, that are exchangeable into Units on a 1-for-1 basis) held for your account. A tender of such Units or such unexchanged shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Units held by us for your account.

Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Units or unexchanged shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer.

Please note the following:

1.	The tender price is $1.50 per Unit, net to the seller in cash without interest.

2.	The Offer is being made for any and all of the outstanding Units (including unexchanged shares of common stock of the Partnership’s predecessor).

3.	The Offer and withdrawal rights will expire at 5:00 PM, Eastern Daylight Time, on Friday, July 14, 2006, unless the Offer is extended.

4.	The Offer is not conditioned on any minimum number of Units being validly tendered and not withdrawn.

5.
The Offer is conditioned upon, among other things, any required waiting periods, material clearances or approvals applicable to the Offer under any applicable laws having expired, or been having terminated or obtained, as applicable.

6.
Tendering Unit holders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Instructions to the Letter of Transmittal, stock transfer taxes on the transfer of Units pursuant to the Offer.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Units and unexchanged shares. The Offeror is not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If the Offeror becomes aware of any jurisdiction where the making of this Offer or the acceptance of Units or unexchanged shares pursuant thereto is not in compliance with applicable law, the Offeror will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Offeror cannot comply with the applicable law, this Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Units or unexchanged shares in that jurisdiction.

If you wish to have us tender any or all of the Units or unexchanged shares held by us for your account, please instruct us by completing, executing, and returning to us the instruction form contained in this letter. If you authorize a tender of your Units or unexchanged shares, all such Units or unexchanged shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration date of the Offer.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING LIMITED PARTNERSHIP UNITS
OF
REEVES TELECOM LIMITED PARTNERSHIP
BY
REEVES TELECOM ACQUISITION CORP.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated June 14, 2006, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Reeves Telecom Acquisition Corp., a Delaware corporation (the “Purchaser”), to purchase any and all outstanding limited partnership units (the “Units”) of Reeves Telecom Limited Partnership, a South Carolina limited partnership.

This will instruct you to tender to the Purchaser the number of Units or unexchanegd shares indicated below (or if no number is indicated below, all Units or unexchanged shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF UNITS OR UNEXCHANGED SHARES TO BE TENDERED*

____________________________________

Dated: _________________________, 2006

SIGN HERE EXACTLY AS YOUR NAME APPEARS ON YOUR ACCOUNT

___________________________________________________________________________________________
Signature(s)

___________________________________________________________________________________________
Name(s) (Please print)

___________________________________________________________________________________________
Address

___________________________________________________________________________________________
Area Code and Telephone Number

___________________________________________________________________________________________
Tax Identification or Social Security Number(s)

* Unless otherwise indicated, it will be assumed that all of your Units or unexchanged shares held by us for your account are to be tendered.